SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES AND EXCHANGE ACT OF 1934

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Tidewater Inc.

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TIDEWATER INC.

601 Poydras Street, Suite 1900

New Orleans, Louisiana 70130

June 21, 2005

To Our Stockholders:

You are cordially invited to attend the Annual Meeting of Stockholders of Tidewater Inc. to be held at the Pan-American Life Center Auditorium, 11th Floor, 601 Poydras Street, New Orleans, Louisiana, on July 21, 2005, at 10:00 a.m., Central Time.

The attached Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted at the meeting. During the meeting, we will also report on the operations of the Company. Our directors and officers will be present to respond to any questions that you may have.

You are requested to vote by proxy as promptly as possible. You can vote by signing, dating, and returning the enclosed proxy card in the envelope provided. You can also call in your vote by touchtone telephone or send it over the Internet using the instructions on the proxy card. If you attend the meeting, which we hope you will do, you may vote in person even if you have previously voted by proxy.

Sincerely,

DEAN E. TAYLOR

Chairman, President and Chief Executive Officer

INFORMATION ABOUT ATTENDING THE ANNUAL MEETING

If you plan to attend the meeting in person, please bring the following:

1.	Proper identification (preferably a driver’s license); and

2.	Acceptable Proof of Ownership if your shares are held in “Street Name.”

Street Name means your shares are held of record by brokers, banks or other institutions.

Acceptable Proof of Ownership is a letter from your broker stating that you owned Tidewater Inc. stock on the record date or an account statement showing that you owned Tidewater Inc. stock on the record date.

We may exclude from the meeting any person who is not a stockholder of record on the record date (or a duly designated proxy) or a street name holder on the record date evidenced as described above.

TIDEWATER INC.

601 Poydras Street, Suite 1900

New Orleans, LA 70130

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting of the Stockholders of TIDEWATER INC. (the “Company”) will be held in the Pan-American Life Center Auditorium, 11th Floor, 601 Poydras Street, New Orleans, Louisiana, on July 21, 2005, at 10:00 a.m., Central Time, to vote upon the following matters:

•	The election of two directors for a term of three years;

•	Ratification of the selection of Deloitte & Touche LLP (“Deloitte & Touche”) as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2006;

•	A stockholder proposal requesting the Board of Directors to take action to subject non-deductible executive compensation to a stockholder vote;

•	A stockholder proposal requesting the Board of Directors to take action to declassify the Board of Directors and elect all directors annually; and

•	Such other matters as may properly come before the meeting or any adjournment thereof.

Only stockholders of record at the close of business on May 24, 2005, are entitled to notice of and to vote at the 2005 Annual Meeting.

If you are unable to attend in person and wish to have your shares voted, please complete, date and sign the enclosed proxy, and return it in the accompanying envelope as promptly as possible. Alternatively, you may vote by touchtone telephone or over the Internet as explained on the proxy card. You may revoke your proxy by giving notice to our Secretary at any time before the annual meeting.

By Order of the Board of Directors

CLIFFE F. LABORDE

Executive Vice President, Secretary

and General Counsel

New Orleans, Louisiana

June 21, 2005

TIDEWATER INC.

601 Poydras Street, Suite 1900

New Orleans, LA 70130

PROXY STATEMENT

SOLICITATION OF PROXIES

We are furnishing this Proxy Statement to our stockholders in connection with the solicitation on behalf of our board of directors of proxies to be used at our Annual Meeting of Stockholders to be held in the Auditorium of the Pan-American Life Center, 601 Poydras Street, New Orleans, Louisiana, on July 21, 2005, at 10:00 a.m. and at any adjournment thereof. Only stockholders of record at the close of business on May 24, 2005, are entitled to vote at the meeting or any adjournment thereof.

We will bear the costs of soliciting proxies. Proxies may be solicited, without extra remuneration, by our directors, officers, or employees by mail, telephone, Internet, telex, telefax, telegram, or personal interview. We will reimburse brokers, banks, and other custodians, nominees, or fiduciaries for their reasonable expenses in forwarding proxies and proxy materials to beneficial owners of shares. In addition, we have retained Morrow & Company to assist in the solicitation of proxies for a fee of $8,500.

REVOCATION OF PROXIES

You may revoke your proxy at any time before it is voted by voting in person at the meeting or by delivering written revocation or a later dated proxy to our Secretary.

VOTING PROCEDURES

Our Amended and Restated Bylaws provide that the holders of a majority of the shares of our common stock issued and outstanding and entitled to vote at the annual meeting, present in person or represented by proxy, will constitute a quorum at the annual meeting. The Amended and Restated Bylaws further provide that directors will be elected by a plurality of the votes cast by holders of common stock present in person or represented by proxy and entitled to vote at the annual meeting. All other matters coming before the annual meeting will be decided by the vote of the holders of a majority of the number of shares of common stock present in person or represented by proxy and entitled to vote at the annual meeting, except as otherwise provided by statute, our Certificate of Incorporation, or the Amended and Restated Bylaws.

All duly executed proxies received by us in the form enclosed or properly delivered by telephone or over the Internet will be voted as specified and, in the absence of instructions to the contrary, will be voted for the election of the nominees named below, for the ratification of the appointment of Deloitte & Touche as the Company’s independent auditors and against the stockholder proposals.

The board of directors does not know of any matters to be presented at our 2005 annual meeting other than those described herein. However, if any other matters properly come before the meeting or any adjournment thereof, it is the intention of the persons named in the enclosed proxy to vote the shares represented by them in accordance with their best judgment.

Votes cast by proxy or in person at the annual meeting will be counted by the persons appointed by us to act as election inspectors for the meeting. The election inspectors will treat shares represented by proxies that reflect abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum and for purposes of determining the outcome of any matter submitted to the stockholders for a vote.

Abstentions as to particular proposals will have the same effect as votes against such proposals. Broker non-votes as to particular proposals will not, however, be deemed to be a part of the voting power present with respect to such proposals, will not therefore count as votes for or against such proposals and will not be included in calculating the number of votes necessary for approval of such proposals.

As of the close of business on May 24, 2005, we had 60,718,231 shares of common stock issued, outstanding, and entitled to vote. Each share of common stock is entitled to one vote with respect to matters to be voted upon at the meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The table below shows the name, address, and stock ownership of each person known by us to own beneficially more than 5% of our common stock as of May 24, 2005. Unless otherwise indicated, all shares listed as beneficially owned are held with sole voting and investment power:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent Of Class(1)
Whitney National Bank, as Trustee	3,403,959	(2)(3)	5.6%
of the Tidewater Inc. Grantor
Stock Trust
228 St. Charles Avenue
New Orleans, LA 70130

(1)	Based on 60,718,231 shares of common stock outstanding on May 24, 2005.
(2)	Based on Schedule 13G/A dated February 4, 2005 filed with the Securities and Exchange Commission by Whitney National Bank, as trustee of the Tidewater Inc. Grantor Stock Trust.
(3)	We created the Tidewater Inc. Grantor Stock Trust to acquire, hold and distribute shares of our common stock for the payment of benefits and compensation under our employee benefit plans, including our stock option plans and 401(k) plan. Under the trust, Whitney National Bank, as trustee, will vote all shares of common stock held in the trust in accordance with instructions received from current and former employees (excluding members of our board of directors) who participate in our 401(k) plan or hold options to purchase our common stock granted under our stock option plans (the “Eligible Participants”). For each Eligible Participant, the trustee will vote or abstain from voting, according to instructions received from that Eligible Participant, with respect to that number of trust shares that results from multiplying (x) the total number of trust shares as of the record date by (y) a fraction, the numerator of which is the sum of the number of shares of our common stock allocated to the account of such Eligible Participant in the 401(k) Plan and the number of shares of common stock that are subject to stock options held by such Eligible Participant, and the denominator of which is the total number of shares of our common stock in the 401(k) plan allocated to Eligible Participants and the total number of shares of common stock subject to options held by Eligible Participants, as to which the trustee has received voting instructions.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth the beneficial ownership of our common stock as of May 24, 2005, by each director and each director nominee, by each executive officer named in the Summary Compensation Table and by all directors and executive officers as a group:

Name	Amount and Nature of Beneficial Ownership*		Percent of Class (1)
Robert H. Boh	40,500	(2)	*
Arthur R. Carlson	36,600	(2)	*
Stephen W. Dick	276,011	(3)(4)(7)	*
Richard T. du Moulin	13,000	(2)(8)	*
Cliffe F. Laborde	364,302	(3)(4)(5)(7)	*
J. Wayne Leonard	5,000	(2)	*
J. Keith Lousteau	272,651	(3)(4)(7)	*
Jon C. Madonna	22,500	(2)	*
Paul W. Murrill	36,600	(2)	*
William C. O’Malley	1,071,956	(2)(3)	1.8
Richard A. Pattarozzi	12,500	(2)	*
Donald G. Russell	30,250	(2)	*
Dean E. Taylor	474,306	(3)(7)	*
Jack E. Thompson	1,500		*
All directors and executive officers as a group (14 persons)	2,656,480	(4)(6)	4.4

*	Less than 1.0%.
(1)	Calculated on the basis of 60,718,231 shares of common stock outstanding at May 24, 2005, and includes for each person and group the number of shares the person or group has the right to acquire within 60 days.
(2)	Includes shares that may be acquired within 60 days upon exercise of non-employee director stock options, as follows: Mr. Boh, 31,500; Mr. Carlson, 31,500; Mr. du Moulin, 5,000; Mr. Leonard, 5,000, Mr. Madonna, 20,500; Dr. Murrill, 31,500; Mr. O’Malley, 12,500; Mr. Pattarozzi, 12,500; and Mr. Russell, 27,500.
(3)	Includes shares that may be acquired within 60 days upon exercise of employee stock options, as follows: Mr. Dick, 241,524; Mr. Laborde, 332,166; Mr. Lousteau, 251,791; Mr. O’Malley, 700,000; and Mr. Taylor 421,666. Also includes shares attributable to accounts under our 401(k) Savings Plan as follows: Mr. Dick, 2,760; Mr. Laborde, 1,308; Mr. Lousteau, 4,665; Mr. O’Malley, 630; and Mr. Taylor, 3,547.
(4)	Does not include shares held in the Tidewater Inc. Grantor Stock Trust with respect to which Messrs. Dick, Laborde, Lousteau and other participants (other than members of our board) in our stock option plans and 401(k) plan have the power to direct the vote on a pro rata basis.
(5)	Includes 1,893 shares held in trusts for Mr. Laborde’s minor children, beneficial ownership of which is disclaimed.
(6)	Includes 2,245,313 shares of our common stock that such persons have the right to acquire within 60 days through the exercise of options; 5,822 shares for which directors and executive officers reported indirect ownership and disclaim beneficial ownership; and 12,910 shares attributable to such persons’ accounts in our 401(k) Savings Plan, as to which shares such persons have sole voting power only.
(7)	Includes 42,000 shares of restricted stock as to which Mr. Taylor has the sole voting power, but no investment power; 15,000 shares of restricted stock as to which Mr. Laborde has the sole voting power, but no investment power; 15,000 shares of restricted stock as to which Mr. Dick has the sole voting power, but no investment power; and 16,000 shares of restricted stock as to which Mr. Lousteau has the sole voting power, but no investment power.
(8)	Includes 1,100 shares owned by Mr. du Moulin’s children, beneficial ownership of which is disclaimed.

ELECTION OF DIRECTORS

(PROPOSAL 1)

Our Amended and Restated Bylaws divide our board into three classes, as nearly equal in number as possible, with each class of directors serving a three-year term. The term of office of each class of directors expires in rotation so that one class is elected at each annual meeting for a full three-year term. All of the nominees for director are currently serving as directors.

A majority of the members of our board are “independent directors” as defined by the New York Stock Exchange (“NYSE”) and the Securities and Exchange Commission (“SEC”). The Board has determined that Messrs. Boh, Carlson, du Moulin, Leonard, Madonna, Murrill, O’Malley, Pattarozzi, Russell and Thompson have no relationship with the Company that would prevent them from qualifying as independent under the requirements of the NYSE and the SEC.

The terms of Robert H. Boh and Donald G. Russell as members of our board expire at the annual meeting. They have not been nominated for re-election because they have reached retirement age.

Our board has nominated and urges you to vote FOR the election of Richard A. Pattarozzi, and Jack E. Thompson for terms of office ending in 2008.

It is intended that the proxies solicited hereby will be voted FOR the election of each of the nominees. In the event any nominee is not a candidate when the election occurs, it is intended that the proxies will be voted for the election of the other nominees and may be voted for any substitute nominee. Our board has no reason to believe that any nominee will not be a candidate or, if elected, will be unable or unwilling to serve as a director. In no event, however, will the proxies be voted for a greater number of persons than the number of nominees named.

Nominees for election at this meeting to terms expiring in 2008:

Richard A. Pattarozzi, 62, former Vice President of Shell Oil Company E&P; President and Chief Executive Officer of Shell Deepwater Development, Inc. and Shell Deepwater Production, Inc; and Director of Global Industries, Inc., Stone Energy, Inc., Transocean, Inc., Superior Energy Services, Inc. and FMC Technologies, Inc. Director since 2001.

Jack E. Thompson, 55, Consultant since December 2001; Vice Chairman of Barrick Gold Corp. (gold mining), 2001 to 2005; and Chairman and CEO of Homestake Mining Co., 1999 to 2001. Director, Century Aluminum Co., Phelps Dodge Corp., and Stillwater Mining Co. Director since 2005.

Directors whose terms continue until 2006:

Arthur R. Carlson, 64, Chairman of TCW Energy and Infrastructure Group (investment management); Group Managing Director of TCW Group, Inc. (investment advisor); and Director of TCW Asset Management Company. Director since 1982.

Jon C. Madonna, 62, formerly Chairman of DigitalThink, Inc. (e-commerce company), 2002-2004, previously President and Chief Operating Officer since January 2002; President and Chief Executive Officer of Carlson Wagonlit Travel, 1999-2000; Vice Chairman of Travelers Group, 1997-1998; Chairman and Chief Executive Officer of KPMG Peat Marwick, 1990-1996; and Director of Albertson’s Inc., AT&T Corp. and Phelps Dodge Corp. Director since 1999.

William C. O’Malley, 68, formerly Chairman, 1994-2003; President, 1994-2001, and Chief Executive Officer, 1994-2002 of the Company; prior thereto, served as Chairman of the Board and Chief Executive Officer of Sonat Offshore Drilling, Inc.; and Director of Hibernia Corporation, Plains Resources, and BE&K., Inc. Director since 1994.

Directors whose terms continue until 2007:

Richard T. du Moulin, 58, President of Intrepid Shipping LLC since 2002; and Chairman and CEO of Marine Transport Corporation, 1998-2002. Director since 2003.

J. Wayne Leonard, 54, Chief Executive Officer and Director of Entergy Corporation (public utility) since 1999. Director since 2003.

Paul W. Murrill, 70, Professional Engineer; Chairman of Piccadilly Cafeterias, Inc., 1994-2000; Special Advisor to the Chairman of the Board of Gulf States Utilities Co. (public utility), 1987-1989, its Chairman, 1982-1987, and its Chief Executive Officer, 1982-1986. Director since 1981.

Dean E. Taylor, 57, Chairman since July 2003, Chief Executive Officer since March 2002, and President since October 2001; Executive Vice President, 2000-2001, Senior Vice President, 1998-2000; and Director of Whitney Holding Corporation and the American Bureau of Shipping. Director since 2001.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

Our board of directors has adopted Corporate Governance Policies and a Code of Business Conduct and Ethics which are available at www.tdw.com/company/corpgov.html.

Board Structure and Committee Composition

As of the date of this proxy statement, our board consists of eleven members. During fiscal 2005, our board held eight meetings.

Our board does not have a policy on attendance at annual meetings. Our board’s practice is to schedule a board meeting on the same date as the annual meeting to facilitate director attendance at the annual meeting. All of the ten incumbent board members attended last year’s annual meeting.

During fiscal 2005, the non-management members of our board, which included Messrs. Boh, Carlson, du Moulin, Leonard, Madonna, Murrill, O’Malley, Pattarozzi, and Russell met eight times in executive session. Paul Murrill has been appointed Lead Director with responsibility for presiding over executive sessions of non-management directors.

We have standing audit, compensation, finance, and nominating and corporate governance committees of our board. The audit, compensation, finance and nominating and corporate governance committees operate under written charters adopted by our board. All of the committee charters are available on our web site at www.tdw.com/company/corpgov.html., and are available in print to any shareholder who requests a copy. During fiscal 2005, each of our directors attended at least 75% of the aggregate number of board and applicable committee meetings.

Audit Committee Members	Functions of the Committee	Meetings in Fiscal 2005
Madonna Murrill Pattarozzi Russell

•       Our board has determined all of the members of our audit committee meet the independence requirements of the New York Stock Exchange and the Securities and Exchange Commission.

•       The audit committee’s primary function, which is described in its charter, is to oversee management’s conduct of the financial reporting process.

•       Among the audit committee’s key responsibilities are to review with management and the outside auditors our audited financial statements, discuss with management and the outside auditors the quality and adequacy of our internal controls, discuss with the outside auditors the quality and acceptability of the accounting principles applied, review the qualification, performance and independence of the outside auditors, appoint and retain the outside auditors, review and approve the scope and cost of audit and non-audit services to be performed by the outside auditors and oversee our Company’s compliance with legal and regulatory requirements.

•       Mr. Madonna is the audit committee financial expert, as defined by SEC rules. In connection with Mr. Madonna’s appointment to the audit committee, the board determined that his simultaneous service on more than three public company audit committees would not impair his ability to serve on the Company’s Audit Committee.

12

Nominating and Corporate Governance Committee Members	Functions of the Committee	Meetings in Fiscal 2005
Boh Leonard O’Malley Madonna

•       Our board has determined all of the members of our nominating and corporate governance committee meet the independence requirements of the New York Stock Exchange.

•       The nominating and corporate governance committee assists the board of directors in reviewing, evaluating, selecting and recommending director nominees when one or more directors are to be appointed, elected or re-elected to our board.

•       The nominating and corporate governance committee is also responsible for review of director compensation and benefits, director education programs, board performance, and corporate governance guidelines applicable to our Company.

•       The nominating and corporate governance committee also recommends committee assignments to the board. For information regarding shareholder nominations, see below under “Stockholder Proposals And Director Nominations.”

3

Compensation Committee Members	Functions of the Committee	Meetings In Fiscal 2005
Boh Carlson du Moulin Pattarozzi Russell

•       Our board has determined all of the members of our compensation committee meet the independence requirements of the New York Stock Exchange.

•       The principal functions of the compensation committee include responsibility for considering all substantive elements of the Company’s total employee compensation package, including overall plan design for each of the Company’s major benefit programs.

•       The compensation committee is responsible for overseeing the administration of the Company’s executive compensation plans and programs.

•       The compensation committee is also responsible for producing an annual report on executive compensation for inclusion in the Company’s proxy statement.

3

Finance Committee Members	Functions of the Committee	Meetings in Fiscal 2005
Boh Carlson du Moulin Leonard Murrill O’Malley	• The principal functions of the finance committee include responsibility for reviewing capital structure, dividend policy, corporate liquidity, and issuance of debt and equity securities. • The finance committee also has responsibility for appointing and monitoring independent investment managers and establishing investment policies and guidelines for employee benefit plans.	6

Consideration of Director Nominees

In evaluating nominees for membership on our board, the nominating and corporate governance committee applies the board membership criteria set forth in our corporate governance policies. The committee will take into account many factors, including integrity, experience, independence, and diligence. The committee will consider candidates submitted by shareholders and others in accordance with our Company’s Amended and Restated Bylaws.

Communications with the Board

Individuals may communicate directly with our board, the non-management directors or any individual director by writing to any one of the independent directors in care of our Secretary at 601 Poydras St., Suite 1900, New Orleans, LA 70130. Our Company or the individual director will forward the stockholder’s communication to the appropriate director. For more information regarding where to send your concerns to our board, please see our web site, located at http://www.tdw.com/company/concerns.html.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of our compensation committee are Messrs. Boh, Carlson, du Moulin, Pattarozzi, and Russell. None of the members of our compensation committee have been officers or employees of our Company or any of our subsidiaries. No executive officer of our Company served in the last fiscal year as a director or member of the compensation committee of another entity one of whose executive officers served as a member of our board or on our compensation committee.

DIRECTOR COMPENSATION

Our outside directors receive an annual retainer of $30,000 and a fee of $2,000 for attendance at each board meeting. The annual retainer will increase to $40,000 per year effective October 1, 2005. The chairman of each board committee receives an additional annual retainer of $5,000, and each committee member, including the chairman, receives a fee of $1,500 for attendance at each committee meeting. In fiscal 2005, Paul W. Murrill was appointed Lead Director by the Board, and he will receive an additional $10,000 annual retainer.

Outside directors also receive an annual grant of options to purchase up to 5,000 shares of our common stock, the exact number to be set by the compensation committee. The exercise price of the stock options is equal to the closing price for our common stock reported on the New York Stock Exchange on the date of the grant.

William C. O’Malley, our former Chairman, President and Chief Executive Officer, continues to be reimbursed $12,000 annually for clerical support. Mr. O’Malley also received the regular compensation paid to other outside directors during fiscal 2005.

Directors are eligible to participate in the Company’s Educational Gift Matching Program on the same terms as employees. Under this program, the company will match a director’s contribution to an educational institution up to $5,000 per year.

We provide a Deferred Compensation Plan under which an outside director may elect to defer all or a portion of the fees that are payable to him for service on our board. Deferred amounts are credited to an account in the name of the director as units in one or more investment funds made available through the plan. Upon termination of board service or on another date chosen by the director, amounts accrued under the plan are payable either in a lump sum or over a period of two to ten years, at the election of the director. No directors participated in the Deferred Compensation Plan during fiscal 2005.

We also provide a Retirement Plan for the benefit of outside directors who retire from our board on or after reaching age 65 or after completing five or more years of service on our board. Under the Retirement Plan, an eligible director will be entitled to an annual benefit equal to the annual retainer fee for a board member at the time of his retirement, except that the annual benefit will not exceed $30,000 per year. An eligible director who was a member of our board on May 31, 2001, will receive the annual benefit for a term equal to the number of years the retired director served as an outside director. An eligible director who joins our board after May 31, 2001, will receive the annual benefit for a term equal to the number of years the retired director served as an outside director, but not to exceed five years. If a director dies prior to payment of his benefit, a death benefit is payable to his beneficiaries equal to the then present value of the unpaid benefit.

The Deferred Compensation Plan and the Retirement Plan both provide for the protection of benefits in the event of a change of control of our Company and also permit the acceleration of payment of benefits in such event.

EXECUTIVE COMPENSATION

The following table summarizes, for each of the three fiscal years ended March 31, 2003, 2004, and 2005, the compensation paid to each of our executive officers in all capacities in which they served.

SUMMARY COMPENSATION TABLE

	Annual Compensation						Long-Term Compensation(1) Awards
Name and Principal Position	Fiscal Year	Salary		Bonus	Other Annual Compensation(2)		Restricted Stock Awards	No. of Shares Underlying Options	All Other Compensation(3)
Dean E. Taylor, Chairman, President and Chief Executive Officer	2005 2004 2003	$470,000 495,000 400,000	(4) (4)	$600,000 395,750 413,312	$65,564 — —	(5)	25,000 17,000 –0–	20,000 42,500 75,000	$ $	19,039 19,570 17,518

J. Keith Lousteau, Executive Vice President and Chief Financial Officer	2005 2004 2003	$275,000 250,000 225,000		217,794 128,337 172,032	— — —		7,000 7,000 –0–	9,000 17,500 35,000		$13,189 12,220 12,268

Stephen W. Dick, Executive Vice President	2005 2004 2003	$275,000 275,000 250,000		183,952 139,374 191,146	— — —		6,000 7,000 –0–	8,000 17,500 35,000		$13,189 12,970 13,018

Cliffe F. Laborde, Executive Vice President, Secretary and General Counsel	2005 2004 2003	$275,000 260,000 250,000		$183,952 131,772 191,146	— — —		6,000 7,000 –0–	8,000 17,500 35,000		13,189 12,520 13,018

(1)	As of March 31, 2005, Mr. Taylor held 42,000 shares of restricted stock with a value of $1,632,120, Mr. Lousteau held 14,000 shares of restricted stock with a value of $544,040, Mr. Dick held 13,000 shares of restricted stock with a value of $505,180, and Mr. Laborde held 13,000 shares of restricted stock with a value of $505,180.
(2)	Perquisites are not disclosed since perquisites provided, including the personal use of Company owned aircraft, did not exceed $50,000 for any named executive officer.
(3)	Consists of $4,939 in 2005, $4,720 in 2004, and $5,518 in 2003, of health care premiums paid by the Company each year on behalf of each named executive officer under our Executive Medical Plan and the following amounts contributed by us on behalf of each named executive officer pursuant to our 401(k) Savings Plan and Supplemental Savings Plan: Mr. Taylor $14,100 in 2005, $14,850 in 2004, and $12,000 in 2003; Mr. Lousteau, $8,250 in 2005, $7,500 in 2004, $6,750 in 2003; Mr. Dick, $8,250 in 2005, $8,250 in 2004, and $7,500 in 2003; and Mr. Laborde, $8,250 in 2005, $7,800 in 2004, and $7,500 in 2003.
(4)	Mr. Taylor requested a 6% salary reduction in fiscal 2004 from $500,000 to $470,000.
(5)	Reimbursement of income tax liability incurred by inclusion in taxable income under the Internal Revenue Code of the value of personal use of corporate aircraft.

The following table contains certain information concerning the grant of stock options to the named individuals during the fiscal year ended March 31, 2005.

OPTION GRANTS IN FISCAL YEAR ENDED MARCH 31, 2005

Name	Number of Shares Underlying Options Granted(1)	% of Total Options Granted to Employees in Last Fiscal Year	Exercise Price	Expiration Date	Grant Date Present Value(2)
Dean E. Taylor	20,000	16.7%	$37.55	3/30/15	$252,200
J. Keith Lousteau	7,000	5.8%	37.55	3/30/15	88,270
Stephen W. Dick	6,000	5.0%	37.55	3/30/15	75,660
Cliffe F. Laborde	6,000	5.0%	37.55	3/30/15	75,660

(1)	The options became exercisable immediately upon grant on March 30, 2005.
(2)	The theoretical values on grant date are calculated under the Black-Scholes Model. The Black-Scholes Model is a mathematical formula used to value options traded on stock exchanges. This formula considers a number of factors to estimate the option’s theoretical value, including the stock’s historical volatility, dividend rate, exercise period of the option and interest rates. The grant date theoretical value above assumes an expected stock price volatility of 36.5%, an expected annual dividend yield of 1.5%, a 4.15% risk free rate of return and an expected five year stock option life.

Option Exercises and Holdings

The following table sets forth certain information concerning the exercise of options during the fiscal year ended March 31, 2005, and unexercised options held on March 31, 2005:

AGGREGATED OPTION EXERCISES IN FISCAL YEAR ENDED MARCH 31, 2005

AND OPTION VALUES AS OF MARCH 31, 2005

Name	Number of Shares Acquired on Exercise	Value Realized(1)	Number of Shares Underlying Unexercised Options at March 31, 2005		Value of Unexercised In-the-Money Options At March 31, 2005(2)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Dean E. Taylor	2,667	$52,966.62	422,666	53,334	$2,346,069	$579,791
J. Keith Lousteau	–0–	–0–	251,791	23,334	1,260,807	253,757
Stephen W. Dick	8,675	160,341.75	241,524	23,334	1,553,553	253,757
Cliffe F. Laborde	1,404	27,883.44	332,166	23,334	1,846,328	253,757

(1)	Reflects the difference between the closing sale price of our stock on the exercise date and the exercise price of the options.
(2)	Reflects the difference between the closing sale price of $38.86 per share of our common stock on March 31, 2005, and the exercise price of the options.

Pension Plans

We sponsor a defined benefit pension plan (“Pension Plan”) and a Supplemental Executive Retirement Plan (“SERP”) covering eligible employees of our Company and participating subsidiaries. The SERP provides certain benefits to our officers that the Pension Plan is prevented from providing because of compensation and benefits limits in the Internal Revenue Code. The Pension Plan and the SERP are referred to together as the “Pension Program.”

An officer’s benefits under the Pension Program are based on his highest average of 5 consecutive calendar years of pay over the last 10 years (“final average pay”). Upon normal retirement at age 65, an officer participating in the Pension Program receives a monthly benefit equal to the sum of (i) 2% of the portion of final average pay that exceeds Social Security covered compensation, times years of service up to a maximum of 35, plus (ii) 1.35% of the portion of final average pay that does not exceed Social Security covered compensation, times years of service up to a maximum of 35, plus (iii) 1% of final average pay times years of service in excess of 35 years.

Early retirement benefits are available upon retirement after attaining age 55 and completing 10 years of service. There is no reduction for benefits that begin at age 62 or later. For retired employees electing commencement between age 55 and 62, the reduction is 5% per year for each year prior to age 62. A retired employee may select a life annuity or one of several optional forms of settlement.

Employees completing five years of credited service are 100% vested in their Pension Program benefits. Messrs. Taylor, Lousteau, Dick and Laborde, have 26, 27, 32 and 13 years of credited service, respectively, under the Company’s Pension Program.

The following table sets forth estimated aggregate annual benefits payable in the form of a straight life annuity under the Pension Program upon retirement at age 65 to persons in the remuneration and years-of-service classifications specified. Benefits are not subject to any deduction for Social Security or other offset amounts.

PENSION PLANS TABLE

Five-Year Final Average Earnings	Years of Credited Service at Retirement
	15	20	25	30	35
$ 300,000	$85,252	$113,670	$142,087	$170,504	$198,922
$ 400,000	115,252	153,670	192,087	230,504	268,922
$ 500,000	145,252	193,670	242,087	290,504	338,922
$ 600,000	175,252	233,670	292,087	350,504	408,922
$ 700,000	205,252	273,670	342,087	410,504	478,922
$ 800,000	235,252	313,670	392,087	470,504	548,922
$ 900,000	265,252	353,670	442,087	530,504	618,922
$1,000,000	295,252	393,670	492,087	590,504	688,922
$1,100,000	325,252	433,670	542,087	650,504	758,922
$1,200,000	355,252	473,670	592,087	710,504	828,922

The salary and bonus amounts reported for the executive officers in the Summary Compensation Table included in this proxy statement constitute the earnings that are taken into account in calculating pension plan benefits.

Change of Control Agreements

We have in effect change of control agreements with each executive officer. The change of control agreements provide for continued employment for a two-year period following a change of control. Should the officer’s employment be terminated during this two-year period for any reason other than death, disability or “Cause”, as defined, or should the officer terminate his employment for “Good Reason,” as defined, the officer will become entitled to certain benefits. The benefits include a lump sum payment equal to three times the officer’s base salary at termination, plus a payment equal to three times the greater of the average of his last three bonuses or the target bonus for which the officer is eligible within the following twelve months. The change of control agreements also provide for a pro-rated bonus assuming performance at the target level for the portion of the year prior to termination. Also, the officer will be entitled to continued life and health insurance benefits for thirty-six months following the date of termination. The officer will immediately become fully vested in his benefits under each of our supplemental or excess retirement plan in which the officer participated. In addition, we will contribute to a trust for the officer’s account an amount equal to the additional benefits to which the officer would have been entitled under any of our qualified or non-qualified defined benefit or defined contribution plans, as if the officer had continued to participate in such plans for three years following the change of control.

COMPENSATION COMMITTEE REPORT

Principles of Executive Compensation

The compensation committee is composed of independent outside directors who are responsible for our compensation programs. The executive compensation program is designed to help us attract, motivate, and retain the executive talent that we need in order to maximize the return to stockholders. Toward that end, our executive compensation program has been structured based on the following principles:

•    Competitive Levels of Compensation—Our Company attempts to provide its executives with a total compensation package that, at expected levels of performance, is competitive with those provided to executives who hold comparable positions or have similar qualifications. Total compensation is defined to include base salary, annual incentive bonus, long-term incentives, and executive benefits.

Our philosophy is to provide a total compensation package that is market driven. We periodically retain independent compensation consultants to gather market pay data for oilfield service companies with comparable revenues to our Company. A comparison of our total stockholder return to that of the Value Line Oilfield Services Group Index is included in this proxy statement.

•    Pay for Performance—Our base salary and incentive plans are managed within a pay for performance framework. As a result, while the expected value of an executive’s compensation package may be market driven, actual payments made to executives in a given year may be higher or lower than competitive market rates because of Company and individual performance.

•    Focus on Annual and Long Term Results—As part of our pay for performance program, we maintain both an annual and a long-term incentive plan for key employees. The purpose of the annual incentive plan is to reward short-term performance that is tied to our annual business objectives. The long-term incentive plan focuses on providing stock based incentives that are intended to be consistent with the goals of long-term stockholders.

Description of the Current Executive Compensation Program

This section describes each of the principal elements of our executive compensation program with specific reference to the objectives discussed above. In fiscal 2005, we retained an independent compensation consultant to provide us with detailed up-to-date information on the director and officer compensation practices of similar companies and to review our mix of base salary, annual incentive, and long-term incentive within our philosophy of providing competitive total direct compensation opportunities. The consultant’s report confirmed that we are providing competitive total compensation and that our mix of compensation elements is appropriate.

Base Salary Program.    We believe that offering competitive rates of base pay plays an important role in our ability to attract and retain executive talent. Discretionary base salary adjustments are also made based upon each executive’s performance over time. Consequently, executive officers with higher levels of sustained performance over time will be paid correspondingly higher salaries. Generally, salaries for executives are reviewed annually based on a variety of factors, including individual performance, general levels of market salary increases, our Company’s overall financial condition and industry conditions.

Annual Incentive Plan.    We provide an annual management incentive plan in which all executive officers other than the Chief Executive Officer participate. The annual incentive plan is intended to attract, motivate, and retain high quality executives by offering variable pay tied to the Company and individual performance. This program is also an important component in providing a fully competitive compensation package to our executive officers.

A bonus pool is established each year based on our overall performance against measures established by the compensation committee. In fiscal 2005, we considered two performance measures: (1) adjusted net income compared to the budget, and (2) return on total capital compared to a peer group consisting of the Value Line Oilfield Services Group and three direct competitors. As in prior years, the weight of the adjusted net income versus budget measure was 66.67% to once again underscore our emphasis on net income, and the weight of the return on total capital measure was maintained at 33.33%.

For fiscal 2005, we did not reach the target level of adjusted net income as compared to the budget or return on total capital versus peer companies. The overall company performance measures generated a bonus pool from which payouts were made. Individual awards from the bonus pool are approved by the compensation committee. Our Chief Executive Officer provides advice to the compensation committee for specific individual awards. Individual awards from the pool are based on a combination of objective performance criteria (such as operating margins, business unit performance, and the attainment of safety goals), as well as a subjective evaluation of individual employee performance. The Chief Executive Officer participates in a separate Executive Officer Annual Incentive Plan, which is described below under “2005 Chief Executive Officer Compensation.”

Long-Term Incentive Plan.    Each year, we provide long-term incentives in the form of stock options to our executives. Stock options are intended to reward executives for generating appreciation in our Company’s stock price through their individual performance. Stock options granted during the last fiscal year were granted at the fair market value on the date of grant. All stock options have a term of 10 years and, for the fiscal 2005 grant, vested immediately.

In fiscal 2005, we granted 50% fewer stock options to our individual executive officers than in fiscal 2004. Shares of restricted stock were again included in our long-term incentives for fiscal 2005. The restricted stock granted in fiscal 2005 includes a performance element. We believe that including restricted stock in our long-term incentive program will provide a significant equity ownership opportunity to management that is less subject to market volatility.

The restricted stock is subject to forfeiture if employment terminates other than as a result of death or disability prior to vesting. The shares will vest 25% after one, two and three years, if the performance threshold for the previous fiscal year has been satisfied. The performance threshold will be satisfied if the return on total capital for that year equals or exceeds the greater of (i) 15%, or (ii) the average of the return on total capital for the four preceding years. On March 30, 2009, any shares of restricted stock that remain unvested will automatically vest.

In determining the number of shares of restricted stock to grant in place of a portion of the typical option grant, we consulted an independent compensation consultant for guidance as to the practices used by other similar companies and estimates of value comparisons between options and restricted stock.

Our overall stock option and restricted stock grant levels generally are established by considering industry conditions and market data on grant levels. Individual grants are based on a subjective evaluation of level of responsibility, individual performance, and the expected value of future service to our Company.

2005 Chief Executive Officer Compensation

The salary of our Chief Executive Officer, Dean E. Taylor, remained $470,000 in 2005. By way of background, Mr. Taylor’s salary had been increased to $500,000 in April of 2003. This salary level was determined after considering his experience as well as salaries paid to chief executive officers of companies with comparable annual revenues and other companies included in the Value Line Oilfield Services Group. However, in February 2004, when market conditions dictated a salary scale restructuring of the domestic Gulf of Mexico operations with reductions in salary, Mr. Taylor requested that he participate in the reduction. His salary was reduced at that time by six percent to $470,000, where it remained throughout fiscal 2005.

Under the terms of our Executive Officer Annual Incentive Plan, Mr. Taylor was eligible for an annual incentive award for fiscal 2005 contingent upon achievement of certain Company performance goals. For fiscal 2005, the performance measures were: 1) adjusted net income versus budget; 2) return on total capital as compared to a peer group consisting of the Value Line Oilfield Services Group and three direct competitors; and 3) safety performance. The actual amount of the incentive award is dependent upon the attainment of corporate performance in each of these three criteria. The target payout is 120% of base salary; the maximum payout is 227% of base salary. For fiscal 2005, Mr. Taylor’s bonus under the Executive Officer Annual Incentive Plan was $437,523 (93% of base salary), which resulted from our Company’s return on total capital and safety performance. Additionally, our committee awarded Mr. Taylor a separate bonus of $162,477 as additional compensation for his performance as CEO under difficult market conditions.

In fiscal 2005, Mr. Taylor was granted stock options to purchase 20,000 shares of our common stock and 25,000 shares of restricted stock based upon our committee’s subjective evaluation of Mr. Taylor’s performance during the last fiscal year. The terms of the options and restricted stock are the same as the terms described above for the other executive officers.

Additionally, in fiscal 2005, Mr. Taylor was reimbursed $65,564 for income tax liability incurred as a result of his personal use of the corporate airplane. Since the acquisition of the corporate airplane, the Board of Directors, for security reasons, has required that the Chief Executive Officer complete all air travel, both business and personal, aboard such airplane. The value of the use of the corporate airplane for personal travel by Mr. Taylor during 2005 was $47,513, valued at the incremental cost to the Company as required by the Securities and Exchange Commission for proxy statement purposes. Mr. Taylor’s reimbursement of $65,564 for the income tax liability incurred as a result of his personal use of the airplane resulted from Internal Revenue Service regulations valuing such personal use at an amount in excess of the incremental cost of such travel to the Company.

$1 Million Pay Deductibility Cap

Section 162(m) of the Internal Revenue Code limits our federal income tax deductions for compensation, other than qualified performance-based compensation, to $1 million for compensation paid to each of our most highly compensated executive officers. Stock options granted by us and the bonus paid to the Chief Executive Officer through the Executive Officer Annual Incentive Plan are designed to qualify as performance-based and to be excluded in calculating the $1 million limit of Section 162(m).

We intend to continue to establish executive officer compensation programs that will maximize our Company’s income tax deduction. However, from time to time, the committee may award compensation that is not fully tax deductible if we determine that such award is consistent with our philosophy and in the best interest of our Company and our stockholders.

Compensation Committee:

Robert H. Boh, Chairman

Arthur R. Carlson

Richard T. du Moulin

Richard A. Pattarozzi

Donald G. Russell

AUDIT COMMITTEE REPORT

The audit committee of our board is composed of four directors, all of whom are independent under the rules of the New York Stock Exchange and the Securities and Exchange Commission. Management has the primary responsibility for the preparation of the financial statements and our Company’s reporting process including the systems of internal controls. Our audit committee oversees the Company’s financial reporting process on behalf of our board.

In fulfilling its oversight responsibilities for fiscal 2005, our audit committee reviewed and discussed our financial statements with management and our independent auditors, including a discussion of the quality, not just the acceptability, of the accounting principles as selected by management and as applied in the financial statements.

In addition, our audit committee has discussed with the independent auditors the matters required by Statement on Auditing Standards No. 61 (Communications with Audit Committees). The independent auditors also provided to our audit committee the written disclosures required by Independence Standards Board Statement No. 1 (Independence Discussions with Audit Committees), and our audit committee discussed with the independent auditors their independence, and considered the compatibility of non-audit services with the auditors’ independence.

The committee discussed with our internal and independent auditors the overall scope and plans for their respective audits. The committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting. The committee held twelve meetings during fiscal 2005.

Under the audit committee charter, each year the audit committee will appoint and retain an independent national audit firm to act as auditors of our Company’s financial statements for the ensuing year. The audit committee will pre-approve the scope of all audit services annually. Audit services and permitted non-audit services must be pre-approved by the full audit committee, except that the chairman of the audit committee has the authority to pre-approve any such services if the total anticipated cost of the project is expected to be no more than $25,000, provided the full audit committee ratifies the chairman’s approval at its next regular meeting. All audit and non-audit services for fiscal 2005 were pre-approved by the audit committee.

Other Information

The following table lists the aggregate fees and costs billed by Ernst & Young LLP (“Ernst & Young”) and its affiliates to our Company for the fiscal year ended March 31, 2004 and by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, the “Deloitte Entities”) to our Company for the fiscal year ended March 31, 2005.

	Amount Billed
	Fiscal Year Ended March 31, 2004	Fiscal Year Ended March 31, 2005
Audit Fees(1)	$500,000	$1,185,000
Audit-Related Fees(2)	20,000	38,000
Tax Fees(3)	218,000	42,000
All Other Fees	–0–	–0–

(1)	Relates to services rendered in connection with auditing our Company’s annual consolidated financial statements for each applicable year and reviewing our Company’s quarterly financial statements. Also includes services rendered in connection with statutory audits and financial statement audits of our subsidiaries. During 2005 includes attestation of management’s assessment of internal control, as required by Section 404 of the Sarbanes-Oxley Act of 2002.

(2)	Consists of financial accounting and reporting consultations and during 2005 includes employee benefit plan audits.
(3)	Consists of United States and foreign corporate tax compliance services and consultations and during 2004 United States and foreign executive tax compliance services.

The audit committee has determined that the provision of services described above is compatible with maintaining the independence of the independent auditors.

Based on the review and discussions referred to above, the audit committee recommended to the board (and the board has approved) that the audited financial statements be included in our Company’s Annual Report on Form 10-K for the year ended March 31, 2005, for filing with the Securities and Exchange Commission. The audit committee has selected Deloitte & Touche as our Company’s independent registered public accounting firm for fiscal year 2006, and that selection is being presented to the stockholders for ratification at the annual meeting.

Audit Committee:

Paul W. Murrill, Chairman

Jon C. Madonna

Donald G. Russell

Richard A. Pattarozzi

PROPOSAL FOR THE RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(PROPOSAL 2)

The audit committee of our board has selected Deloitte & Touche LLP (“Deloitte & Touche”) as the Company’s independent registered public accounting firm to audit the financial statements of the Company for the fiscal year ending March 31, 2006. Proxies solicited hereby will be voted to ratify that selection unless stockholders specify otherwise in their proxies. If the stockholders do not ratify the appointment of Deloitte & Touche by the affirmative vote of the holders of a majority of our common stock present in person or by proxy at the meeting and entitled to vote, the audit committee will reconsider the selection of the independent auditors.

On January 16, 2004, our Company engaged Deloitte & Touche as the Company’s independent accountants to audit the Company’s consolidated financial statements for the year ended March 31, 2005. Ernst & Young, which had been engaged as the Company’s principal independent accountants since 1997, was dismissed effective upon completion of its audit of the Company’s consolidated financial statements for the year ended March 31, 2004. The decision to change the Company’s independent auditors from Ernst & Young to Deloitte & Touche was made by the audit committee of our board.

Ernst & Young’s report on the Company’s consolidated financial statements for the fiscal year ended March 31, 2004, and Deloitte & Touche’s report on the Company’s consolidated financial statements for the fiscal year ended March 31, 2005 did not contain an adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope, or accounting principles.

During the fiscal year ended March 31, 2004 and the interim period of fiscal year 2005 prior to the dismissal of Ernst & Young, the Company did not have any disagreements with Ernst & Young on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Ernst & Young, would have caused it to make a reference to the subject matter of the disagreements in connection with its reports.

During the Company’s fiscal year ended March 31, 2004 and the interim period of fiscal 2005 that preceded dismissal of Ernst & Young, there were no “reportable events” requiring disclosure pursuant to Section 229.304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934. As used herein, the term “reportable event” means any of the items listed in paragraphs (a)(1)(v)(A)-(D) of Section 304 of Regulation S-K.

During the fiscal year ended March 31, 2004 and the interim period of fiscal 2005 prior to engaging Deloitte & Touche, neither the Company nor anyone on its behalf consulted Deloitte & Touche regarding either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, nor has Deloitte & Touche provided to the Company a written report or oral advice regarding such principles or audit opinion.

Representatives of Deloitte & Touche are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING MARCH 31, 2006.

STOCKHOLDER PROPOSAL

(PROPOSAL 3)

A stockholder has advised the Company of its intention to present a proposal at the meeting. In accordance with applicable proxy regulations, the proposal and its supporting statement are set forth below. Approval of this proposal would require the affirmative vote of a majority of the shares of our common stock present in person or by proxy and entitled to vote at the annual meeting.

This proposal has been submitted by William Steiner. Mr. Steiner has requested that all communications regarding this proposal be directed to John Chevedden, 2215 Nelson Ave., No. 205, Redondo Beach, CA 90278.

Subject Non-Deductible Executive Compensation to Shareholder Vote

“RESOLVED, shareholders recommend that our Corporation’s by-laws be amended by adding the following new Section:

“Section A.1. Executive Compensation. From the date of adoption of this section no officer of the Corporation shall receive annual compensation in excess of the limits established by the U.S. Internal Revenue Code for deductibility of employee remuneration, without approval by a vote of the majority of the stockholders within one year preceding the payment of such compensation. The only exception would be interference with un-removable contractual obligations prior to this proposal.

For purposes of the limit on executive compensation established by this Section, the Corporation may exclude compensation that qualifies either as “performance-based compensation” or as an “incentive stock option” within the meaning of the Internal Revenue Code only if:

(a) in the case of performance-based compensation, the Corporation shall first have disclosed to stockholders the specific performance goals and standards adopted for any performance-based compensation plan, including any schedule of earned values under any long-term or annual incentive plan; and

(b) in the case of incentive stock options, the Corporation shall record as an expense on its financial statements the fair value of any stock options granted.”

This proposal was submitted by William Steiner, 112 Abbottsford Gate, Piermont, NY 10968.

This proposal would require that our company not pay any executive compensation in excess of the amount the Internal Revenue Code permits to be deducted as an expense for federal income tax purposes, without first securing shareholder approval.

Currently, the Code provides that publicly held corporations generally may not deduct more than $1 million in annual compensation for any of the company’s five highest-paid executives. The Code provides an exception for certain kinds of “performance-based compensation.”

Under this proposal our company would be able to pay “performance-based compensation” in excess of the deductibility limit, so long as the company has disclosed to shareholders the performance goals and standards the Board has adopted under these plans. This proposal also provides an exception for incentive stock options, if the Board has recorded the expense of such options in its financial statements.

A proposal similar to this was submitted by Amanda Kahn-Kirby to MONY Group and received a 38% yes-vote as a more challenging binding proposal at the MONY 2003 annual meeting. The 38% yes-vote was more impressive because:

1) This was the first time this proposal was ever voted.

2) The proponent did not even solicit shareholder votes.

I think it is reasonable to require our company to fully disclose to shareholders both the costs and the terms of its executive compensation plans, if the Board wishes to pay executives more than the amounts that are generally deductible under federal income taxes.

Subject Non-Deductible Executive Compensation to Shareholder Vote

Yes on 3

Board Of Directors’ Statement In Opposition to Stockholder Proposal

The Board of Directors of the Company recommends that the Company’s stockholders vote against this stockholder proposal. The Board believes that adoption of this proposal would limit the Company’s ability to attract and retain skilled and talented individuals in today’s competitive environment and in the future by capping arbitrarily the compensation that may be paid to the Company’s executive officers. The Company must be able to offer integrated compensation programs that pay competitively and consistently with comparable companies, align executive compensation with stockholder interests, and link total compensation to Company and individual performance.

The Board believes that it is ultimately in our stockholders’ best interest that this process not be subject to the limitations set forth in the stockholder proposal submitted by Mr. Steiner. The proponent’s proposal would restrict the Compensation Committee’s role in analyzing the criteria necessary to determine appropriate compensation levels and remove from the Compensation Committee the flexibility to recognize significant accomplishments of an individual that may be critical to ensuring the long-term success of the Company. In addition, calling a special meeting of the Company’s stockholders to approve the compensation of an executive officer would be expensive and time consuming. Under the Company’s current policies, the Board and the Compensation Committee are empowered to react quickly to changes in the executive compensation programs of our peer group competitors.

The proposal would limit the Board’s discretion in setting executive compensation by establishing constraints that do not take into account the complex factors that must be considered in determining appropriate levels of compensation to be offered to the Company’s executive officers and directors. Such factors include financial and other business goals of the Company as well as individual contributions and performance. The Compensation Committee of the Board of Directors, which is composed entirely of independent, non-employee directors, is responsible for establishing executive compensation levels that are in the best interest of the Company and the long-term interests of the Company’s stockholders. The Compensation Committee, and the entire Board of Directors, understands that executive compensation must be carefully evaluated. In setting compensation levels for the Company’s executive officers, the Compensation Committee devotes significant time and effort to assess the performance of the Company’s executive officers, and takes into consideration the Company’s goals and objectives, the performance of the Company and stockholder return, and the value of similar compensation packages offered to executive officers at comparable companies.

As stated in the Compensation Committee Report included in this proxy statement, Section 162(m) of the Internal Revenue Code limits our federal income tax deductions for compensation, other than qualified performance-based compensation, to $1 million for compensation paid to each of our most highly compensated executive officers. Stock options granted by us and the bonus paid to the Chief Executive Officer through the Executive Officer Annual Incentive Plan are designed to qualify as performance-based and to be excluded in calculating the $1 million limit of Section 162(m). We intend to continue to establish executive officer compensation programs that will maximize our Company’s income tax deduction. However, from time to time, the committee may award compensation that is not fully tax deductible if we determine that such award is consistent with our philosophy and in the best interest of our Company and our stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT

STOCKHOLDERS VOTE “AGAINST” THE ADOPTION OF THIS PROPOSAL

STOCKHOLDER PROPOSAL

(PROPOSAL 4)

A stockholder has advised the Company of its intention to present a proposal at the meeting. In accordance with applicable proxy regulations, the proposal and its supporting statement are set forth below. Approval of this proposal would require the affirmative vote of a majority of the shares of our common stock present in person or by proxy and entitled to vote at the annual meeting.

This proposal has been submitted by Harold J. Mathis, Jr., P.O. Box 1209, Richmond, Texas, 77406-1209, cengulfmar@aol.com. (the owner of 700 shares of our common stock).

“RESOLVED: That the stockholders of Tidewater, Inc., assembled in annual meeting in person or by proxy, hereby request that the Board of Directors take the needed steps to provide that at future elections of directors new directors be elected annually and not by classes, as is now provided, and that on expiration of present terms of directors their subsequent elections shall also be on an annual basis.”

REASONS

Strong support was shown at the last annual meeting of Tidewater, Inc. when a majority of the Yes/No vote, 77.77%, 33,848,277 shares were cast in favor of this proposal. The initial success of this proposal was obscured by the Tidewater chairman’s refusal to give shareholders any voting results (for vs. against) at the meeting, stating “That will be disclosed in good time as disclosed by the regulations.” Responding to a further request for any preliminary vote, he added, “I don’t have them with me, no.” Finally, Mr. Taylor offered “Well, I will say this, as a percentage of shares outstanding, it was not much more than a majority.”

It is the proponent’s belief that classification of the Board of Directors is not in the best interest of Tidewater, Inc. and its shareholders. This proponent also believes that it makes a Board less accountable to shareholders when all directors do not stand for election each year; the piecemeal election insulating directors and senior management from the impact of poor performance.

The Council of Institutional Investors recommends:

1)	Council Policies—The Board of Directors

www.cii.org/dcwascii/web.nsf/doc/policies_i.cm

“All directors should be elected annually (no classified boards).”

2)	Council Policies—Shareholder Voting Rights

www.cii.org/dcwascii/web.nsf/doc/policies_ii.cm

“Super majority votes should not be required.”

A considerable number of publicly traded companies including ChevronTexaco, American International Group, Halliburton, TXU, Con Edison, CSX Corp., Motorola, General Motors, Nicor, Inc., ExxonMobil, ADM, J.P. Morgan, Chase&Co., Xerox, Bristol-Myers Squibb, Advanced Micro Devices, Ford Motor Co., Bank of America, Altria Group, Freeport-McMoRan Copper & Gold, American Express, Johnson & Johnson, Tyson Foods, Hewlett-Packard, Co., AT&T, Southern Co., Weingarten Realty, Schlumberger, Home Depot, Wells Fargo, Citigroup, Walt Disney Co., IBM, General Electric, Microsoft, Intel, and Dell elect all directors annually as cited in their respective proxy statements.

It is the belief of this proponent that classified boards are rapidly becoming a thing of the past as more companies demonstrate a greater commitment to the principles of corporate democracy, adhering to policies that maximize accountability to shareholders.

Why should Tidewater, Inc. shareholders continue the piecemeal approach of waiting three years to complete their evaluation of the entire Board?

REGISTER YOUR VIEWS ON THE TOTAL BOARD’S PERFORMANCE EACH YEAR.

Protect you investment through better corporate governance and board accountability. Vote YES to evaluate director performance each year.

PLEASE MARK YOUR PROXY IN FAVOR OF THIS PROPOSAL; otherwise it is automatically cast as a vote against, even if you abstain.

Board Of Directors’ Statement In Opposition To Stockholder Proposal

This same declassification proposal was submitted by Mr. Mathis for inclusion in the Company’s 2004 proxy materials. Although the proposal was approved by the holders of a majority of the Company’s stock at the Company’s 2004 annual meeting, the Board of Directors has not implemented the proposal because it continues to believe that a classified board structure is in the best interests of the Company and its stockholders.

Before turning to the substance of Mr. Mathis’ proposal, the Board notes that it rejects the allegation contained in his supporting statement that Mr. Dean Taylor, the Company’s Chief Executive Officer, “obscured” the initial success of the proposal at the Company’s 2004 annual meeting. This claim is simply untrue. Mr. Taylor clearly and unequivocally communicated at the meeting that the declassification proposal submitted last year by Mr. Mathis had been approved by a majority of Tidewater’s total outstanding shares. In accordance with the rules of the Securities and Exchange Commission, Tidewater reported the final voting results in its quarterly report filed on Form 10-Q for the fiscal quarter in which the meeting was held. Mr. Mathis’ statement regarding Mr. Taylor is entirely misleading, and is an obvious attempt to distract your attention from the issue at hand.

Our Board of Directors has been comprised of three classes, serving staggered terms of three years, since 1970. We believe the classified board structure helps ensure continuity and the continued realization of the Company’s long-term goals and strategies, since a majority of the directors serving at any given time have prior experience as directors of the Company and are familiar with our business strategies and operations. Mr. Mathis cites no evidence that our 35 year history with a classified Board has impaired at any time the Board’s discharge of its fiduciary responsibilities, its accountability to Tidewater’s stockholders, or the attractiveness of Tidewater stock as an investment.

We also believe that a classified board structure, together with other well-recognized defensive measures previously adopted by the Company, reduces the Company’s vulnerability to potentially abusive takeover tactics, and encourages potential acquirers to negotiate with our Board. In the absence of a classified board, an unfriendly suitor could seize control of the Board through a single proxy contest, and then use its control of the Board to dismantle many of the Company’s defensive measures. In the Board’s view, this would be unwise. The classified board structure does not prevent potential acquirers from making unsolicited acquisition proposals that are worthy of consideration, but rather enhances the power of the incumbent board to act in a manner that maximizes shareholder value by giving the board time and bargaining power to negotiate and consider alternatives. In fact, several well-regarded studies conducted in the late 1990s by Georgeson Shareholder Services and J.P. Morgan & Co. found that companies with strong anti-takeover defenses received higher takeover premiums than those companies that did not have such defenses in place. In addition, the studies found that having strong anti-takeover defenses in place did not discourage bidders from making acquisition proposals.

As for the relevant substance of Mr. Mathis’ supporting statement, we strongly disagree with the principal thrust of his argument; namely, that directors who are elected to three-year terms are less accountable to stockholders than those elected annually. The fiduciary duties imposed on our directors do not depend on how often they are elected or the length of the term that they serve. In addition, we are unaware of any evidence to indicate that electing directors to either annual or staggered terms influences stock performance.

The proponent directs stockholders to the website of The Council of Institutional Investors as support for his position that directors should be elected annually. The proponent neglects to mention that the Council’s recommendation that boards be elected annually is only one of eleven policies addressed by the Council, and that the Council, on its website, has specifically stated that its recommendations are only general guidelines. The recommendations do not take into account specific information regarding the Company, our governing documents, and Delaware law. We believe that our stockholders should be fully informed before being asked to vote on this matter.

After the vote at last year’s annual meeting, the Board and Nominating and Corporate Governance Committee undertook a deliberate and fresh review of the merits of Mr. Mathis’ proposal. The Committee, with the assistance of outside advisors, reviewed trends in stockholder voting on the issues of board declassification, institutional investor concerns and other stockholder considerations. The Committee also engaged in a comprehensive review of the potential consequences associated with eliminating or maintaining a classified board structure. For the reasons expressed above, the Committee concluded, and the Board has agreed, that the classified board structure continues to be in the best interests of the Company and its stockholders, and recommends that you vote against this proposal. The classified board structure continues to be widely accepted, as evidenced by the fact that over one-half of the S&P 500 companies have classified boards.

Under Delaware law, the Tidewater Board is charged with the fiduciary responsibility of advancing the interests of Tidewater’s stockholders and to protect and enhance stockholder value. The totality of our defensive measures materially assists the Board in discharging its fiduciary responsibilities by assuring the Board’s involvement in any third party proposal to acquire the Company. We believe that the classified board structure, which is an important component of these defensive measures, materially assists the Board in carrying out its fiduciary duties.

Finally, stockholders should be aware that approval of this proposal would not declassify the Board. The classification of the Company’s directors is found in the Company’s bylaws. Under the Company’s Amended and Restated Bylaws, any amendment to the bylaws that would eliminate the classified board structure must be approved either by (i) a super-majority vote of 80% of the total outstanding shares of common stock, or (ii) the majority vote of the Board of Directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT

STOCKHOLDERS VOTE “AGAINST” THE ADOPTION OF THIS PROPOSAL

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

Our stockholders are entitled to submit proposals on matters appropriate for stockholder action consistent with regulations of the Securities and Exchange Commission and our Amended and Restated Bylaws.

Should a stockholder intend to present a proposal at the Annual Meeting to be held in 2006, under Securities and Exchange Commission rules, it must be received by the secretary of the Company at 601 Poydras Street, Suite 1900, New Orleans, Louisiana 70130 not less than 120 days in advance of June 21, 2006, in order to be included in our Proxy Statement and form of proxy relating to that meeting.

Our Amended and Restated Bylaws provide that in addition to any other applicable requirements for business to be properly brought before the Annual Meeting by a stockholder, the stockholder must give timely notice in writing to the Secretary. Additionally, our Amended and Restated Bylaws provide that a stockholder of our Company entitled to vote for the election of directors may make nominations of persons for election to our board at a meeting of stockholders by complying with the required notice procedures. To be timely, your notice must be given in writing and must be delivered or mailed to the Secretary and received at our principal executive offices not less than 75 days nor more than 100 days prior to July 21, 2006, which is the anniversary date of our immediately preceding Annual Meeting, provided that in the event that the Annual Meeting is called for a date more than 50 days prior to such anniversary date, your notice, in order to be timely, must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made, whichever occurs first.

The Amended and Restated Bylaws further provide that your notice to the Secretary must set forth, among other things, specified information as to the matters to be brought before the meeting or as to the nominees, and specified information as to the stockholder making the nomination or proposal. We may require any proposed nominee to furnish such information as may reasonably be required to determine the eligibility of such proposed nominee to serve as a director of our Company.

PERFORMANCE GRAPH

The following graph compares the change in the cumulative total stockholder return on our common stock with the cumulative total return of the Standard & Poor’s 500 Stock Index and the cumulative total return of the Value Line Oilfield Services Group Index over the last five fiscal years. The graph assumes the investment of $100 on April 1, 2000, at closing prices on March 31, 2000, and the reinvestment of dividends. The Value Line Oilfield Services Group consists of 21 companies.

		Fiscal Year Ending March 31
	2000	2001	2002	2003	2004	2005
Tidewater Inc.	100	144	137	95	95	134
S&P 500	100	78	79	59	80	85
Peer Group	100	95	83	65	89	117

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers, and beneficial owners of more than 10% of our common stock to file certain beneficial ownership reports with the SEC. To our knowledge, based on our review of copies of reports received by us and written representations by certain reporting persons, we believe that during fiscal year 2005, all Section 16(a) filing requirements applicable to our officers, directors and 10% stockholders were complied with in a timely manner.

OTHER MATTERS

Our board knows of no business, other than that described above, that will be presented to the meeting. The enclosed proxy will confer discretionary authority with respect to any other matters that may properly come before the meeting or any adjournment thereof. It is the intention of the persons named in the enclosed proxy to vote in accordance with their best judgment on any such matter.

By Order of the Board of Directors

Cliffe F. Laborde

Executive Vice President, Secretary

and General Counsel

New Orleans, Louisiana

June 21, 2005

PLEASE COMPLETE AND RETURN YOUR PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE. YOU CAN ALSO CALL IN YOUR VOTE BY TOUCHTONE TELEPHONE OR SEND IT OVER THE INTERNET USING THE INSTRUCTIONS ON THE PROXY CARD.

2730-PS-05

ZTDW52

DETACH HERE

P R O X Y

TIDEWATER INC.

This Proxy is solicited on behalf of the Board of Directors

The undersigned appoints William C. O’Malley and Dean E. Taylor as proxies, each with power to act alone or by substitution, to vote all shares of the undersigned in Tidewater Inc. on all matters coming before the Annual Meeting of Stockholders of Tidewater Inc. to be held on July 21, 2005, and any adjournments thereof. If the undersigned is a participant in the Tidewater Savings Plan (“Savings Plan”) or in a stock incentive plan sponsored by Tidewater Inc., this proxy card also serves as voting instructions to the Trustees of the Savings Plan and the Tidewater Inc. Grantor Stock Trust to vote at the Annual Meeting, and any adjournment thereof, as specified on the reverse side hereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED, OR IF NOT DIRECTED, AS RECOMMENDED BY THE BOARD OF DIRECTORS ON ALL MATTERS LISTED ON THE BACK OF THIS CARD, AND, AS SAID PROXIES DEEM ADVISABLE, ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. RECEIPT OF THE NOTICE OF MEETING AND PROXY STATEMENT IS HEREBY ACKNOWLEDGED. THIS PROXY REVOKES ALL PRIOR PROXIES GIVEN BY THE UNDERSIGNED.

SEE REVERSE SIDE. If you wish to vote in accordance with the Board of Directors’ recommendations, just sign on the reverse side. You need not mark any boxes.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

TIDEWATER INC.

C/O EQUISERVE TRUST COMPANY N.A.

P.O. BOX 8694

EDISON, NJ 08818-8694

Your vote is important. Please vote immediately.

Vote-by-lnternet	OR	Vote-by-Telephone
Log on to the Internet and go to http://www.eproxyvote.com/tdw		Call toll-free 1-877-PRX-VOTE (1-877-779-8683)

If you vote over the Internet or by telephone, please do not mail your card.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

☒	Please mark votes as in this example.	2730

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS 1 AND 2.

1. To elect directors.		FOR	AGAINST	ABSTAIN

Nominees: (01) Richard A. Pattarozzi and (02) Jack E. Thompson	2. Ratification of the selection of Deloitte & Touche LLP as independent registered public accounting firm.	☐	☐	☐

FOR ALL NOMINEES WITHHELD FROM ALL NOMINEES	THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” ITEMS 3 AND 4.
☐ ☐

☐ __________________________ For all nominee(s) except as written above	3. Stockholder proposal regarding subjecting non-deductible executive compensation to a stockholder vote.	FOR ☐	AGAINST ☐	ABSTAIN ☐

	4. Stockholder proposal regarding the declassification of the Board of Directors and the annual election of all directors.	☐	☐	☐

	MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT			☐

Please vote, date, sign and promptly return this proxy. If signing as attorney, executor, officer, or other representative capacity, please indicate title.

Signature: ___________________	Date: _______________	Signature: __________________	Date: _______________